Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

BY AND BETWEEN FIRST COMMUNITY BANK AND JOSEPH A. PAINTER

WHEREAS, First Community Bank (the “Employer”), a wholly-owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Joseph Andrew Painter, an individual resident of South Carolina (the “Executive”) entered into that certain employment agreement effective as of January 1, 2024 (the “Employment Agreement”), pursuant to which the Executive serves as the Employer’s Executive Vice President, Chief Commercial and Retail Banking Officer- North Region.

WHEREAS, the retirement of the Chief Executive Officer and President of the Bank shall be effective as of December 31, 2026, and as part of the succession transition plan of the Employer, the Employer wishes to offer the Executive the position of President of the Bank, and the Executive wishes to accept such position.

WHEREAS, the Board of Directors of the Bank has approved the appointment of the Executive to the office of President of the Bank.

WHEREAS, the Bank and the Executive wish to amend the Employment Agreement to reflect the implementation of the succession plan appointment of the Executive to the office of President of the Bank.

NOW THEREFORE, the Employment Agreement is hereby amended as follows effective as of January 1, 2027:

1.           Section 1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“1. Employment. The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as its President upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Employer’s Bylaws or assigned by the Employer’s board of directors (the “Board”) or the Chief Executive Officer of the Employer from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer’s policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer. The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

As of January 1, 2027, the Executive shall serve as a director of each of the Company and the Bank. The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the term of employment under this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission. The Board shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Bank.”

2.           Subsection (a) of Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following new subsection (a), and a new subsection (g) of Section 3 is hereby added to the end of Section 3 as follows:

“(a)     The Employer shall pay the Executive a rate of annual base salary of $345,000.00 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.”

“(g)     The Employer shall pay the dues (up to the current maximum of $2,500 per year) pertaining to an area country club mutually acceptable to the parties and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the President of the Bank and this Agreement remains in force. In lieu of a country club membership, the Executive may elect to use these funds for a fitness club membership.”

3.           Subsections (c), (e), and (g) (ii) of Section 4 of the Employment Agreement are hereby deleted and replaced in their entirety with the following new such subsections, and a new subsection (l) is added to the end of Section 4 of the Employment Agreement as follows:

“(c)      The Employer may terminate the Executive’s Employment on account of the Disability of the Executive under this Section 4(c). During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability. Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of termination on account of Disability will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of termination of the Executive’s employment on account of Disability. Nothing herein shall prohibit the Employer from hiring an acting President during the period of any disability of the Executive.”

“(e)         Except for a termination within Section 4(g), the Employer may terminate Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated without Cause under this provision, subject to Section 4(h) and also to the possibility of a six-month delay described in Section 20, on the sixtieth (60th) day after the date of termination, the Employer will pay to the Executive severance compensation in a lump sum amount equal to twice the amount of the Executive’s monthly base salary as in effect immediately prior to his termination of employment, and thereafter on the first day of the month for the next 22 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment. Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section (e), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of the termination of the Executive’s employment without Cause will be paid pursuant to the terms set forth in Section 3(f); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of the Executive’s termination of employment without Cause.”

“(g) (ii) The Employer shall pay the Executive upon the 15th day following the date of the Qualifying Termination: (1) subject to the provisions of Section 4(h), cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by three (the “Base Severance”), plus (2) cash compensation in a single lump sum payment in an amount equal to the greater of (x) any cash bonus for the year of the Qualifying Termination earned through the date of the Qualifying Termination, or (y) the average annual cash bonus earned by the Executive for service during the prior three years (or, if applicable, such lesser number of such years during which the Executive was employed by the Employer for the entire year) preceding the year in which the Change in Control occurs, prorated through the date of the Qualifying Termination (based on the number of days the Executive was employed by the Employer during the year in which the Qualifying Termination occurs) (in the case of each of clause (x) and (y) minus the amount(s), if any, previously paid by the Employer to the Executive under the Employer’s annual cash bonus plan for the year in which the Qualifying Termination occurs in respect of service by the Executive during the year in which the Qualifying Termination occurs), and, in the case of each of clause (1) and (2), subject to Section 4(j) below;”

“(l)         The Executive shall be deemed to have resigned as a director of each of the Company and the Bank effective immediately after termination of the Executive’s employment, regardless of whether the Executive hereafter submits notice of resignation as director. This Agreement constitutes written notice to the Employer of the Executive’s resignation as a director of each of the Company and the Bank effective as of, and contingent upon the occurrence of, a later effective date (i.e., termination of the Executive’s employment). After termination of the Executive’s employment, the Executive will execute such further documents and do such further things as may be requested in good faith by the Employer to evidence, implement or carry out the intent of this Section 4(l).”

5.           Subsections (a), (b), and (c) of section 9 of the Employment Agreement are hereby deleted and replaced in their entirety with the following new such subsections:

“(a)      No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).”

“(b)      No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.”

“(c)     Non-Solicitation Agreement. During the Executive’s employment with the Employer and for a period of 24 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory. This restriction does not apply following a Change in Control.”

6.           Except as otherwise expressly stated herein, the Employment Agreement shall continue in full effect.

[Signatures on following page.]

IN WITNESS WHEREOF, the Employer has caused this First Amendment to the Employment Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION

ATTEST:

By:	/s/ Robin D. Brown	By:	/s/ Michael C. Crapps
Name:	Robin D. Brown	Name:	Michael C. Crapps
		Title:	Chief Executive Officer

FIRST COMMUNITY BANK

		By:	/s/ Michael C. Crapps
		Name:	Michael C. Crapps
		Title:	Officer

EXECUTIVE

/s/ Joseph Andrew Painter
Joseph Andrew Painter